EXHIBIT 7

R E P O R T    O F    C O N D I T I O N

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on June 30, 2017

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	2,847,437
Securities:	5,501
Federal funds sold and securities purchased under agreement to resell:	250,000
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	252,630
Premises and fixed assets:	5,015
Other real estate owned:	405
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	0
Other assets:	42,087
Total Assets:	3,403,075

Thousands of Dollars
LIABILITIES
Deposits	2,859,103
Federal funds purchased and securities sold under agreements to repurchase	0
Other borrowed money:	0
Other Liabilities:	28,523
Total Liabilities	2,887,626

Thousands of Dollars
EQUITY CAPITAL
Common Stock	1,000
Surplus	394,410
Retained Earnings	120,326
Accumulated other comprehensive income	(287)
Total Equity Capital	515,449
Total Liabilities and Equity Capital	3,403,075